EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

FOR THE EXCHANGE OF

COMMON STOCK

OF

EPSILON CORP.

FOR SECURITIES OF

GREAT EAST ENERGY, INC.

DATED AS OF JULY 25, 2013

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of July 25, 2013 (the “Agreement”) by and among EPSILON CORP., a Delaware corporation (“EPSO”), GREAT EAST ENERGY, INC., a Nevada corporation (“GEEI”), and the stockholders of GEEI whose names are set forth on Exhibit A attached hereto (the “GEEI Stockholders”).

WHEREAS, the GEEI Stockholders own 100% of the issued and outstanding shares of common stock, par value $0.001 per share, of GEEI (the "GEEI Shares"); and

WHEREAS, subject to the terms and conditions of this Agreement, the GEEI Stockholders believe it is in their best interests to exchange all of the GEEI Shares for an aggregate of 5,893 shares of Common Stock, par value $.001 per share of EPSO (“EPSO Shares”), constituting one (1) EPSO Share for each one GEEI Share exchanged;

WHEREAS, EPSO believes it is in its best interests to acquire the GEEI Shares in exchange for EPSO Shares.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES

Section 1.1 Agreement to Exchange EPSO Shares for GEEI Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the GEEI Stockholders shall sell, assign, transfer, convey and deliver to EPSO 5,893 GEEI Shares (representing 100% of the issued and outstanding ordinary shares of GEEI), and EPSO shall accept such securities from the GEEI Stockholders in exchange for the issuance to the GEEI Stockholders of the number of EPSO Shares set forth opposite the names of the GEEI Stockholders on Exhibit A hereto.

Section 1.2 Capitalization. On the Closing Date, immediately before the exchange to be consummated pursuant to this Agreement, EPSO shall have authorized 100,000,000 shares of Common Stock, par value $.001 per share, of which 3,360,000 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid.

Section 1.3 Closing. The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. E.S.T. on the business day after which each of the parties hereto has executed this Agreement, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022. Within three (3) business days after the Closing, the GEEI Stockholders shall deliver to EPSO the stock certificates representing the GEEI Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank. In full consideration for the GEEI Shares, EPSO shall issue and exchange with the GEEI Stockholders 5,893 EPSO Shares representing one (1) EPSO Share for each one GEEI Share exchanged.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EPSO

EPSO hereby represents, warrants and agrees as follows:

Section 2.1 Corporate Organization

a. EPSO is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by EPSO or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of EPSO (a "EPSO Material Adverse Effect");

b. Copies of the Articles of Incorporation and By-laws of EPSO, with all amendments thereto to the date hereof, have been furnished to GEEI and the GEEI Stockholders, and such copies are accurate and complete as of the date hereof. The minute books of EPSO are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of EPSO from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of EPSO.

Section 2.2 Capitalization of EPSO. The authorized capital stock of EPSO consists of (a) 100,000,000 shares of Common Stock, par value $.001 per share, of which 3,360,000 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid, and (b) no shares of preferred stock. All of the EPSO Shares to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof. As of the Closing Date, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of EPSO.

Section 2.3 Subsidiaries and Equity Investments. EPSO has no subsidiaries or equity interest in any corporation, partnership or joint venture.

Section 2.4 Authorization and Validity of Agreements. EPSO has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by EPSO and the consummation by EPSO of the transactions contemplated hereby have been duly authorized by all necessary corporate action of EPSO, and no other corporate proceedings on the part of EPSO are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by EPSO does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which EPSO is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of EPSO, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which EPSO is bound.

Section 2.6 Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by EPSO or the performance by EPSO of its obligations hereunder.

Section 2.7 Absence of Certain Changes or Events. Since December 31, 2012:

a. EPSO has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or condition, financial or otherwise of EPSO. As of the date of this Agreement, EPSO does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of EPSO;

b. there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of EPSO or any redemption, purchase or other acquisition of any capital stock of EPSO or any other of EPSO’s securities; and

c. there has not been an increase in the compensation payable or to become payable to any director or officer of EPSO.

Section 2.8 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of EPSO in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.9 Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by EPSO at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GEEI AND THE GEEI STOCKHOLDERS

GEEI and each of the GEEI Stockholders, severally, represent, warrant and agree as follows:

Section 3.1 Corporate Organization.

a. GEEI is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by GEEI or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of GEEI (a "GEEI Material Adverse Effect").

b. Copies of the Certificate of Incorporation and By-laws of GEEI, with all amendments thereto to the date hereof, have been furnished to EPSO, and such copies are accurate and complete as of the date hereof. The minute books of GEEI are current as required by law, contain the minutes of all meetings of the Board of Directors and stockholders of GEEI, and committees of the Board of Directors of GEEI from the date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors, shareholders and committees of the Board of Directors of GEEI.

Section 3.2 Capitalization of GEEI; Title to the GEEI Shares. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, GEEI shall have authorized 1,000,000 shares of common stock, par value $0.001 per share, of which 5,893 shares will be issued and outstanding. Except as set forth on Schedule 3.2 attached hereto, there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of GEEI.

Section 3.3 Subsidiaries and Equity Investments; Assets. Except as set forth on Schedule 3.3 attached hereto, as of the date hereof and on the Closing Date, GEEI does not and will not directly or indirectly, own any shares of capital stock or any other equity interest in any entity or any right to acquire any shares or other equity interest in any entity and GEEI does not and will not have any assets or liabilities.

Section 3.4 Authorization and Validity of Agreements. GEEI has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GEEI and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of GEEI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No GEEI stockholder approvals are required to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each GEEI Stockholder which is not a natural person (“Entity Shareholder”) and the consummation of the transactions contemplated hereby by each Entity Shareholder have been duly authorized by all necessary action by the Entity Shareholder and no other proceedings on the part of GEEI or any GEEI Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by GEEI or any GEEI Stockholder does not and will not violate or conflict with any provision of the constituent documents of GEEI, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which GEEI or any GEEI Stockholder is a party or by which it is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of GEEI or any GEEI Stockholder, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which GEEI or any GEEI Stockholder is bound.

Section 3.6 Investment Representations.

a. The EPSO Shares will be acquired hereunder solely for the account of the GEEI Stockholders, for investment, and not with a view to the resale or distribution thereof. Each GEEI Stockholder understands and is able to bear any economic risks associated with such GEEI Stockholder’s investment in the EPSO Shares. Each GEEI Stockholder has had full access to all the information such GEEI Stockholder considers necessary or appropriate to make an informed investment decision with respect to the EPSO Shares to be acquired under this Agreement. Each GEEI Stockholder further has had an opportunity to ask questions and receive answers from EPSO’s management regarding EPSO and to obtain additional information (to the extent EPSO’s management possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such GEEI Stockholder or to which such GEEI Stockholder had access.

b. To the best knowledge of each of the GEEI Stockholders, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the EPSO Shares are being acquired by the GEEI Stockholders for investment purposes.

Section 3.7 Brokers’ Fees. No GEEI Stockholder has any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 3.8 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of GEEI or the GEEI Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.9 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by GEEI and the GEEI Stockholders at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Certain Changes and Conduct of Business.

a. From and after the date of this Agreement and until the Closing Date, EPSO shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of EPSO, and without the prior written consent of GEEI will not, except as required or permitted pursuant to the terms hereof:

i. make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

ii. make any change in its Articles of Incorporation or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

iii. A. incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B. issue any securities convertible or exchangeable for debt or equity securities of EPSO;

iv. make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

v. subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an EPSO Material Adverse Effect;

vi. acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

vii. enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

viii. make or commit to make any material capital expenditures;

ix. pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

x. guarantee any indebtedness for borrowed money or any other obligation of any other person;

xi. fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xii. take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xiii. make any material loan, advance or capital contribution to or investment in any person;

xiv. make any material change in any method of accounting or accounting principle, method, estimate or practice;

xv. settle, release or forgive any claim or litigation or waive any right;

xvi. commit itself to do any of the foregoing.

b. From and after the date of this Agreement, GEEI will:

i. continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

ii. file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

iii. continue to conduct its business in the ordinary course consistent with past practices;

iv. keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

v. continue to maintain existing business relationships with suppliers.

Section 4.2 Access to Properties and Records. GEEI shall afford EPSO’s accountants, counsel and authorized representatives, and EPSO shall afford to GEEI's accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3 Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party. A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

Section 4.4 Consents and Approvals. The parties shall:

a. use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

b. diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5 Public Announcement. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6 Stock Issuance. From and after the date of this Agreement until the Closing Date, neither EPSO nor GEEI shall issue any additional shares of its capital stock.

Section 4.7 Notwithstanding anything to the contrary contained herein, it is herewith understood and agreed that both GEEI and EPSO may enter into and conclude agreements and/or financing transactions as same relate to and/or are contemplated by any separate written agreements either: (a) annexed hereto as exhibits; or (b) entered into by EPSO with GEEI executed by both parties subsequent to the date hereof. These Agreements shall become, immediately upon execution, part of this Agreement and subject to all warranties, representations and conditions contained herein.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF GEEI AND GEEI STOCKHOLDERS

The obligations of GEEI and the GEEI Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by both GEEI and the GEEI Stockholders in their sole discretion:

Section 5.1 Representations and Warranties of EPSO. All representations and warranties made by EPSO in this Agreement shall be true and correct on and as of the Closing Date as if again made by EPSO as of such date.

Section 5.2 Agreements and Covenants. EPSO shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3 Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of EPSO shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. GEEI shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of EPSO or in furtherance of the transactions contemplated by this Agreement as GEEI or its counsel may reasonably request.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF EPSO

The obligations of EPSO to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by EPSO in its sole discretion:

Section 6.1 Representations and Warranties of GEEI. All representations and warranties made by GEEI in this Agreement shall be true and correct on and as of the Closing Date as if again made by GEEI on and as of such date.

Section 6.2 Agreements and Covenants. GEEI shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of EPSO, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5. Other Closing Documents. EPSO shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of GEEI or in furtherance of the transactions contemplated by this Agreement as EPSO or its counsel may reasonably request.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a. By the mutual written consent of GEEI Stockholders, GEEI and EPSO;

b. By EPSO, upon a material breach of any representation, warranty, covenant or agreement on the part of GEEI or the GEEI Stockholders set forth in this Agreement, or if any representation or warranty of GEEI or the GEEI Stockholders shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

c. By GEEI or any GEEI Stockholder, upon a material breach of any representation, warranty, covenant or agreement on the part of EPSO set forth in this Agreement, or, if any representation or warranty of EPSO shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;

d. By any party, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either GEEI or EPSO, if the Closing shall not have been consummated as a result of EPSO or GEEI having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

e. By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 7.2 Procedure Upon Termination. In the event of termination and abandonment of this Agreement by any party pursuant to Section 7.1, a written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.9 and 3.9. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 8.2 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 8.3 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to GEEI or the GEEI Stockholders, to:

Great East Energy, Inc.
318 Carson Street, #208
Carson City, Nevada 20186
Attn: CEO

with a copy to:

Ofsink, LLC
900 Third Avenue, 5th Floor
New York, New York 10022
Attn: Darren Ofsink, Esq.
Fax: 646-224-9844

If to EPSO, to:

Epsilon Corp.
173 Keith Street, Suite 3
Warrenton, Virginia 20186
Attn: CEO

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5.

Section 8.6 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.7 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 8.8 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.10 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 8.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GREAT EAST ENERGY, INC.

By:
Name: Johnnie Zarecor
Title: Chairman

EPSILON CORP.

By:
Name: Michael Doron
Title: Chief Executive Officer

EXHIBIT A

___________________________
Michael Doron

Number of GEEI Shares being exchanged: 5,357
Number of EPSO Shares being received: 5,357

___________________________
Johnnie Zarecor

Number of GEEI Shares being exchanged: 536
Number of EPSO Shares being received: 536